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                                                                    EXHIBIT 23.1



                              ACCOUNTANT'S CONSENT



The Board of Directors
Cerner Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cerner Corporation of our reports, dated January 31, 2001, relating to the consolidated balance sheets of Cerner Corporation and subsidiaries as of December 30, 2000 and January 1, 2000, and the related consolidated statements of operations, changes in equity, and cash flows and the related schedule for each of the years in the three-year period ended December 30, 2000, which reports appear in the 2000 annual report on Form 10-K of Cerner Corporation and are incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                          (insert electronic signature)

Kansas City, Missouri
September 26, 2001